Exhibit 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Seagate Technology for the registration of 60,000,000 shares of its common stock and to the incorporation by reference therein of our report dated July 15, 2003 (except for note 17, as to which the date is July 30, 2003) with respect to the consolidated financial statements of Seagate Technology included in its Annual Report (Form 10-K) for the year ended June 27, 2003, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

San Jose, California

July 19, 2004